As filed with the Securities and Exchange Commission on October 27, 2015

Registration No. 333-201947

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN CARESOURCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8090	20-0428568
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1170 Peachtree Street, Suite 2350
Atlanta, Georgia 30309
(404) 465-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

John Pappajohn
Acting Chief Executive Officer
American CareSource Holdings, Inc.
1170 Peachtree Street, Suite 2350
Atlanta, Georgia 30309
(404) 465-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

B. G. Minisman, Jr., Esq. Lori B. Metrock, Esq. Noah B. Kressler, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 1400 Wells Fargo Tower 420 20th Street North Birmingham, AL 35203 (205) 328-0480	Adam S. Winger
Interim Chief Financial Officer,
Vice President of Acquisitions,
Secretary and General Counsel
American CareSource Holdings, Inc.
1170 Peachtree Street, Suite 2350
Atlanta, GA 30309
(404) 465-1000	Brad L. Shiffman, Esq. Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174-0208 (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	$14,950,000	$1,505.47

(1)	Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares. See “Underwriting.”
(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 is being filed solely for the purpose of updating the Calculation of Registration Fee table.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, paid or payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and NASDAQ listing fee.

Item	Amount
SEC registration fee	$1,505
FINRA filing fee	2,225
NASDAQ listing fee	92,199
Printing and engraving expenses	75,000
Legal fees and expenses	335,000
Accounting fees and expenses	150,000
Transfer Agent fees and expenses	4,500
Miscellaneous expenses	19,571
Total	$680,000

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our certificate of incorporation and by-laws provide that we are required to indemnify our directors, officers, employees, or agents under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our directors, officers, employees, or agents as incurred in connection with proceedings against them for which they may be indemnified.

On June 24, 2014, we entered into indemnification agreements with each of our directors, or the Indemnification Agreements. The Indemnification Agreements provide, among other things, that the Company will indemnify, to the fullest extent permitted by applicable law, each director in the event that such director becomes subject to, a party to or a witness or other participant in, an action, suit or proceeding on account of his or her service as a director, officer, employee, agent or fiduciary of the Company. Under the Indemnification Agreements, the Company has agreed to pay, in advance of the final disposition of any such relevant claim, expenses (including attorneys’ fees) incurred by each director in defending or otherwise responding to such action or proceeding. Each director’s right to such an advance is not subject to any prior determination that the director has satisfied any applicable standard of conduct for indemnification. The Indemnification Agreements provide for procedures to determine whether the directors have satisfied the applicable standards of conduct that would entitle them to indemnification, which procedures include a presumption that the directors have met such standard of conduct. The contractual rights to indemnification provided by the Indemnification Agreements are subject to the limitations and conditions specified in those agreements, and are in addition to any other rights the directors may have under the Company’s Certificate of Incorporation (as amended from time to time) and applicable law.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers, and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

On May 5, 2014, the Company closed a private placement of 1,000,000 shares of the Company’s common stock, par value $0.01 per share, at a purchase price of $2.00 per share for an aggregate purchase price of $2.0 million for the shares. The investors in the offering were all accredited and included certain directors of the Company, including Messrs. Pappajohn, Oman, and Kinley, as well as an unaffiliated individual investor. The private placement was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On July 30, 2014, the Company entered into a credit agreement with Wells Fargo, providing for a $5.0 million working capital revolving line of credit. Borrowings under this credit agreement are secured, in part, by guarantees provided by Messrs. Pappajohn, Oman, Kinley, Turner, and Thompson, each of whom was an officer or director of the Company as of the date the Company entered into this credit agreement, and two stockholders of the Company who are not officers or directors. On July 30, 2014, the Company issued to the guarantors warrants to purchase an aggregate of 800,000 shares of common stock at $3.15 per share in consideration of their guaranteeing such indebtedness. The warrants vest immediately and are exercisable any time prior to their expiration on October 30, 2019. The private placement of the warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On December 4, 2014, the Company entered into a credit agreement with Wells Fargo, providing for a $6.0 million working capital revolving line of credit. Borrowings under this credit agreement are secured, in part, by guarantees provided by Messrs. Pappajohn and Oman, each of whom is a director of the Company, and a third party who is not an officer or director. On December 4, 2014, the Company issued to the guarantors warrants to purchase an aggregate of 960,000 shares of common stock at $2.71 per share in consideration of their guaranteeing such indebtedness. The warrants vest immediately and are exercisable any time prior to their expiration on December 4, 2019. The private placement of the warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On August 12, 2015, we increased the line of credit under the December 2014 credit agreement to $7.0 million and extended the maturity date to October 1, 2016, and all borrowings under the December 2014 credit agreement are due and payable on that date. In connection with the $1.0 million increase in the line of credit under the December 2014 credit agreement, as of August 12, 2015, we issued warrants to the guarantors to purchase an additional 300,000 shares of our common stock at $1.70 per share, subject to certain adjustments under certain circumstances, in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable at any time prior to their expiration on August 12, 2020. The private placement of the warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Index of Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which is hereby incorporated by reference.

(b) Financial Statement Schedules.

All other schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

Item 17. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of the Company’s directors, officers, or controlling persons in connection with the securities being registered, it will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. The Company will then be governed by the court’s decision.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, American CareSource Holdings, Inc. has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 27th day of October, 2015.

American CareSource Holdings, Inc.

By:	/s/ John Pappajohn Name: John Pappajohn Title: Acting Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Pappajohn John Pappajohn	Acting Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 27, 2015
/s/ Adam S. Winger Adam S. Winger	Interim Chief Financial Officer, General Counsel, Vice President of Acquisitions and Secretary (Principal Financial Officer)	October 27, 2015
/s/ Robert Frye Robert Frye	Controller (Principal Accounting Officer)	October 27, 2015
* Edward B. Berger	Director	October 27, 2015
* Geoffrey E. Harris	Director	October 27, 2015
* Matthew P. Kinley	Director	October 27, 2015
* Mark C. Oman	Director	October 27, 2015
* /s/ Adam S. Winger Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement by and between American CareSource Holdings, Inc. and Joseph Gunnar & Co., LLC, as the representative of the several underwriters.
3.1	Certificate of Incorporation of American CareSource Holdings, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed with the Securities and Exchange Commission on November 9, 2012).
3.2	By-Laws (incorporated by reference to Exhibit 3 of Amendment No. 1 to the Form SB-2 (File No. 333-122820) filed with the Securities and Exchange Commission on May 13, 2005).
4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.2 of Amendment No. 5 to the Form SB-2 (File No. 333-122820) filed with the Securities and Exchange Commission on August 12, 2005).
4.2	Amended and Restated 2005 Stock Option Plan (incorporated by reference to Exhibit B to the Proxy Statement for the 2009 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 20, 2009).
4.3	2009 Equity Incentive Plan, as amended and restated, effective March 31, 2015 (incorporated by reference to Exhibit 10.1 to Form 10-Q (File No. 001-33094) filed with the Securities and Exchange Commission on August 14, 2015).
4.4	Form of Warrant (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
4.5	Warrant Agreement for John Pappajohn, dated December 4, 2014 (incorporated by reference to Exhibit 10.4 to Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
4.6	Warrant Agreement for Mark Oman, dated December 4, 2014 (incorporated by reference to Exhibit 10.5 to Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
4.7	Warrant Agreement for Bruce Rastetter, dated December 4, 2014 (incorporated by reference to Exhibit 10.6 to Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
4.8*	Warrant Agreement for John Pappajohn, dated as of August 12, 2015.
4.9*	Warrant Agreement for Mark Oman, dated as of August 12, 2015.
4.10*	Warrant Agreement for Bruce Rastetter, dated as of August 12, 2015.
5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.
10.1	Employment Letter dated January 29, 2008 between American CareSource Holdings, Inc. and Cornelia Outten (incorporated by reference to Exhibit 10.08 to the Form 10-K (File No. 001-33094) filed with the Securities and Exchange Commission on March 31, 2008).
10.2	Employment Agreement dated April 28, 2014 between American CareSource Holdings, Inc. and Richard W. Turner (incorporated by reference to Exhibit 10.1 to the Form 8-K (File
No. 001-33094) filed with the Securities and Exchange Commission on May 2, 2014).
10.3	Employment Agreement dated June 19, 2014 between American CareSource Holdings, Inc. and Adam Winger (incorporated by reference to Exhibit 10.03 to the Form 10-K (File No. 001-33094) filed with the Securities and Exchange Commission on March 31, 2015).
10.4	Lease dated June 14, 2006, between American CareSource Holdings, Inc. and TR LBJ Campus Partners, L.P. (incorporated by reference to Exhibit 10 to the Form 10-QSB (File No. 000-51603) filed with the Securities and Exchange Commission on August 11, 2006).

Exhibit No.	Description of Exhibit
10.5	First Amendment to Office Lease, dated December 1, 2008, between American CareSource Holdings, Inc. and TR LBJ Campus Partners, L.P. (incorporated by reference to Exhibit 10.18 to the Form 10-K filed with the Securities and Exchange Commission on March 31, 2009).
10.6	Provider Services Agreement, dated as of August 1, 2002, by and among the Company, HealthSmart Holdings, Inc. and HealthSmart Preferred Care II, L.P, and Amendment No. 1, 2, 3 and 4 thereto, dated September 1, 2005, January 1, 2007, July 31, 2007 and December 20, 2008, respectively (incorporated by reference to Exhibit 10.19 to the Form 10-Q/A filed with the Securities and Exchange Commission on July 8, 2011).
10.7**	Health Care Services Access Agreement, dated as of December 31, 2012, by and between American CareSource Holdings, Inc. and HealthSmart Preferred Care II, LP, HealthSmart Preferred Network II, Inc., and SelectNet Plus, Inc. (incorporated by reference to Exhibit 10.19A to the Form 10-K filed with the Securities and Exchange Commission on March 4, 2013).
10.8**	Ancillary Care Services Network Access Agreement, dated as of July 2, 2007, by and between the Company and Texas True Choice, Inc. and its subsidiaries and Amendment dated December 31, 2009 (incorporated by reference to Exhibit 10.21 to the Form 10-Q/A filed with the Securities and Exchange Commission on July 8, 2011).
10.9	Asset Purchase Agreement dated April 30, 2014 by and among ACSH Urgent Care of Georgia, LLC, CorrectMed, LLC, CorrectMed Locust Grove, LLC, CorrectMed Scott, LLC, Triage Holding, Inc. and Carlo A. Musso, M.D. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on May 6, 2014).
10.10	Form of Subscription Agreement used in May 2014 private placement (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on May 9, 2014).
10.11	Asset Purchase Agreement dated June 12, 2014 by and among ACSH Urgent Care of Florida, LLC, Bay Walk-In, Inc., and Sharon E. Stone (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on June 18, 2014).
10.12	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on June 30, 2014).
10.13	Credit Agreement dated July 30, 2014 between American CareSource Holdings, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
10.14	Form of Note (incorporated by reference to Exhibit 10.2 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
10.15	Form of Security Agreement (incorporated by reference to Exhibit 10.3 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
10.16	Form of Inter-Creditor Agreement (incorporated by reference to Exhibit 10.4 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
10.17	Form of Stock Purchase Agreement dated of September 12, 2014 between ACSH Urgent Care Holdings, LLC and Jason C. Junkins, M.D. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on September 18, 2014).
10.18	Management Services Agreement dated October 1, 2014 between American CareSource Holdings, Inc. and HealthSmart Preferred Care II, L.P. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on October 7, 2014).

Exhibit No.	Description of Exhibit
10.19	Lease, dated October 29, 2014, between John Hancock Life Insurance Company (U.S.A.) and ACSH Service Center, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on November 4, 2014).
10.20	Membership Interest Purchase Agreement, dated October 29, 2014, by and among Thinh D. Nguyen, M.D., Han C. Phan, and ACSH Urgent Care of Georgia, LLC (incorporated by reference to Exhibit 10.2 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on November 4, 2014).
10.21	Credit Agreement dated December 4, 2014 between American CareSource Holdings, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
10.22	Form of Note (incorporated by reference to Exhibit 10.2 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
10.23	Form of Security and Inter-Creditor Agreement (incorporated by reference to Exhibit 10.3 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
10.24	Employment Agreement dated as of April 29, 2011 by and between Matthew D. Thompson and American CareSource Holdings, Inc. (incorporated by reference to Exhibit 10.25 to the Form 10-K (File No. 001-33094) filed with the Securities and Exchange Commission on March 9, 2012).
10.25	Consulting Services Agreement, effective as of December 31, 2014, by and between Matthew D. Thompson and American CareSource Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 24, 2014).
10.26	Asset Purchase Agreement, dated as of December 29, 2014, between ACSH Urgent Care of Virginia, LLC and Stat Medical Care, P.C., William and Teresa Medical Care, Inc., and Charles I. Okorie, M.D. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on January 5, 2015).
10.27	Employment Agreement dated January 12, 2015 between American CareSource Holdings, Inc. and Anthony R. Levinson (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on January 23, 2015).
10.28	Employment Agreement, dated May 20, 2015, between American CareSource Holdings, Inc. and Norman B. Winland (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on May 28, 2015).
10.29	Asset Purchase Agreement, dated as of July 31, 2015, among Medac Health Services, P.A., the shareholders of Medac Health Services, P.A., Kevin E. Potts, MD, and ACSH Medical Management, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 6, 2015).
10.30*	Amendment to Loan Documents, dated as of January 8, 2015, to Credit Agreements dated July 30, 2014 and December 4. 2014, between American CareSource Holding, Inc. and Wells Fargo Bank, National Association.
10.31*	First modification to Promissory Note, dated as of January 8, 2015 between American CareSource Holdings, Inc. and Wells Fargo Bank, National Association.
10.32*	Second Amendment to Credit Agreement, dated as of July 6, 2015, to Credit Agreement dated July 30, 2014, between American CareSource Holdings, Inc. and Wells Fargo Bank, National Association.

Exhibit No.	Description of Exhibit
10.33*	Second Amendment to Credit Agreement, dated as of August 12, 2015, to Credit Agreement dated December 4, 2014, between American CareSource Holdings, Inc. and Wells Fargo Bank, National Association
10.34*	Security and Inter-Creditor Clarification Agreement, dated as of August 12, 2015, by and among American CareSource Holdings, Inc., the subsidiaries party thereto, John Pappajohn, Mark Oman, Bruce Rastetter, and Equity Dynamics, Inc.
21.1*	List of Subsidiaries.
23.1*	Consent of McGladrey LLP.
23.2*	Consent of LWBJ LLP.
23.3*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1).
24.1*	Power of Attorney.
101*	The following materials formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheets at December 31, 2014 and June 30, 2015 (unaudited), (ii) Consolidated Statements of Operations for the six month periods ended June 30, 2014 and 2015 (unaudited), (iii) Consolidated Statements of Stockholders’ Equity for the six month period ended June 30, 2015 (unaudited), (iv) Consolidated Statements of Cash Flows for the six month periods ended June 30, 2014 and 2015 (unaudited), (v) Notes to Unaudited Consolidated Financial Statements, (vi) Consolidated Balance Sheets for the years ended December 31, 2013 and 2014, (vii) Consolidated Statements of Operations for the years ended December 31, 2013 and 2014, (viii) Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2013 and 2014, (ix) Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2014, and (x) Notes to Audited Consolidated Financial Statements.

*	Previously filed.
**	Certain confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.